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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                                DESIGNS, INC.
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                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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                                                     September 16, 1999

Dear Fellow Stockholder:

                        YOUR COMPANY'S RELATIONSHIP WITH
                 LEVI STRAUSS & CO. IS ITS MOST CRITICAL ASSET -
                       LEVI STRAUSS CONFIRMS ITS POSITION

         In our last letter to you I explained that Levi Strauss & Co. has strongly stated its position on your Company's Trademark License Agreement and Jewelcor's attempt to throw out your Board of Directors. Since then, Levi Strauss has once again written to express its position. Nothing has changed! In fact, based on the latest communication from Levi Strauss & Co., it appears that Levi Strauss has reaffirmed its earlier statement that it is "UNLIKELY THAT JEWELCOR WILL SUCCESSFULLY BE ABLE TO ESTABLISH A PRODUCTIVE WORKING RELATIONSHIP WITH LEVI STRAUSS SHOULD JEWELCOR GAIN CONTROL OF DESIGNS."

         In another letter to Holtzman dated August 27, 1999 Levi Strauss says that it "BELIEVES THE DISPLACEMENT OF CURRENT DESIGNS DIRECTORS BY JEWELCOR NOMINEES FALLS WITHIN SECTION 19 OF THE LICENSE AGREEMENT." Levi Strauss goes on to say that they "MENTION THIS BECAUSE [JEWELCOR'S] REVISED PROXY MATERIALS STATE THEN, IF AND AFTER THE JEWELCOR NOMINEES ARE ELECTED, [JEWELCOR] WILL
SEEK TO HAVE LS&CO CONFIRM THAT THEIR ELECTION DOES NOT FALL WITHIN SECTION 19. [JEWELCOR'S] NOMINEES ALREADY HAVE (IN THE LS&CO LETTER DATED JULY 19, 1999) LS&CO.'S VIEWS ON THAT SUBJECT, I.E. BEFORE THE ELECTION."

         What does this mean? Section 19 of the License Agreement says that if there is a transfer of control of Designs, Levi Strauss has the right to terminate the Trademark License Agreement. Holtzman says that if he throws out your existing Board, he will ask Levi Strauss to say that Section 19 does not apply. Levi Strauss has once again clearly stated its position -- before the election of directors -- that Section 19 does apply. Holtzman wants you to ignore this clear statement by your Company's virtual sole supplier and to roll the dice with his hand-picked nominees. Make no mistake about it; Levi Strauss is talking about Holtzman's "nominees." The fact that Holtzman took himself off the slate does not matter one bit. Levi Strauss has already told everyone, including Holtzman, that Levi Strauss disagrees with Holtzman's position.

         What is Holtzman going to do if Levi Strauss seeks to terminate the License Agreement? Sue the Company's sole supplier? Ridiculous. What do you think will happen to your Company then? Will that improve Holtzman's chances of "establishing a productive working relationship" with Levi Strauss? We strongly urge you to read and reread the enclosed letters from Levi Strauss before casting your vote. HOW CAN ANYONE VOTE FOR HOLTZMAN'S NOMINEES AFTER HEARING THE LEVI STRAUSS POSITION?

         The core issue is the Company's 25 year relationship with Levi Strauss. The Board has not taken a position on either Levi Strauss & Co.'s or Holtzman's interpretation of the License Agreement. The real point is: DESIGNS NEEDS A STRONG AND SUPPORTIVE RELATIONSHIP WITH LEVI STRAUSS TO SURVIVE AND THRIVE. IT SHOULD NOT BE JEOPARDIZED.

                 WHAT IS HOLTZMAN'S REAL PLAN FOR YOUR COMPANY?

         Once you sift through his rhetoric, what does Holtzman offer to stockholders? He arrived on the scene in December 1998 and has never offered a new operating strategy. How would his slate of hand-picked directors operate your Company if they were in charge (not to mention what in the world they would do without the support of Levi Strauss)?

         When you cut through it, we believe Holtzman's sole idea for operating the Company is to "seek to reduce overhead" (after spending corporate dollars to hire consultants to tell him how to do it). His proxy materials have a laundry list of ideas with no support for them. He says that based on "other business experience" of his nominees, they expect that "possible" areas of savings include the laundry list. Consultants, "possible" and "other business experience." Nice words, but where's the substance?

         We want the stockholders to hear the facts, not some empty promises. Here is what we have actually done to reduce overhead and improve profits.

         Holtzman continues to give you a history lesson. It's important that you know what is happening today. Since 1997 (long before we ever heard of Holtzman) overhead has been reduced 27% from $65.6 million to $48.0 million. This was accomplished as the Company closed unprofitable stores through a series of headcount reductions, expense reductions and improvements in staffing efficiencies in the stores. These reductions were accomplished and continued throughout 1998


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

and into 1999 (with selling, general and administrative expense in the first six months of fiscal 1999 declining by about $3.6 million or 21% of our fiscal 1998 levels), despite the fact that your Company expended resources and time dealing with Holtzman's proxy contests and his purported attempt to acquire your Company earlier this year.

         HOLTZMAN'S STRATEGY DOES NOT INCLUDE ANY CHANGE WHATSOEVER TO THE STRATEGIC DIRECTION OF YOUR COMPANY. Our current strategy has been and is to refocus all your Company's resources on operating and growing a chain of Levi's(R) and Dockers(R) Outlets. The success of that strategy and your Company's future is directly dependent upon maintaining its relationship with Levi Strauss.

         Holtzman's other ideas are equally unimpressive and risky to other stockholders. He wants to remove the stockholder rights plan, which would give him the power to buy more shares and acquire a controlling interest in the Company without paying a premium to other stockholders. He wants the Company to buy 1/3 of its outstanding shares, which would increase his percentage ownership of your Company, using your Company's money.

         We think it is important that stockholders understand how this could work. His hand-picked board votes to have the Company borrow money to buy back 1/3 of the Company's shares. This increases Holtzman's percentage ownership from 9.9% to almost 15% without his paying one penny. Then his board removes the stock holder rights plan (the only thing keeping him from buying stock at today's price). He can then run in to the market to buy more shares, and you the stockholder would receive no premium. Who wins then? Holtzman -- at your expense. Could this be why he never went through with his $3.65 per share offer. THE SPECIAL COMMITTEE TODAY STANDS READY TO SIGN AN AGREEMENT WITH HOLTZMAN FOR HIS $3.65 PER SHARE OFFER, IF HE STILL WANTS TO PAY IT TO ALL THE STOCKHOLDERS.

         WHY DOES HOLTZMAN WANT TO DO THIS? IN OUR VIEW, HE KNOWS THAT THE COMPANY IS DOING WELL AND HOPES THAT THE OTHER STOCKHOLDERS DON'T REALIZE IT.

                       YOUR COMPANY IS ON THE RIGHT TRACK

         Holtzman knows -- or should know -- that the Company's strategic efforts of the last three years are finally paying off. That could be why he tells you not to believe the Company's numbers. Here is where your Company stands today:


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

         - Through August 1999, the Company has realized a profit of $.03 per share compared to a loss of $(.36) per share for the prior year's period.

         - Through August 1999, gross margins are running $4 million or 16% ahead of last year.

         - Through August 1999, we have opened six new Levi's(R) and Dockers(R) Outlets with annualized sales and profits of $15 million and $2.1 million, respectively.

         - Levi Strauss has given us tentative approval to open two Levi's(R) and Dockers(R) Outlet stores in Puerto Rico in fiscal 2000. We are very excited about the opportunities in this new market.

         - Through August 1999, we have remodeled five of our older Levi's(R) Outlets that are performing 31% ahead of last year's levels.

         - Through August 1999, overhead is down 16%, or $4.4 million from last year's levels.

         - Through August 1999 we have received lavish praise from Levi Strauss for the Company's current strategy and operations. They like what we are doing and have written to us to tell us about it. Please take a look at the enclosed letter to the Company from Levi Strauss expressing their opinion of our current strategy and operations.

         - We still have some of our strongest months of this year ahead of us.

         CLEARLY YOUR COMPANY'S TURN-AROUND STRATEGY IS WORKING.

         WE URGE YOU NOT TO JEOPARDIZE THE FUTURE FOR YOUR COMPANY. Please return the BLUE proxy card marked in favor of the directors supported by manage-ment and against the proposal to terminate the stockholder rights plan. STOP SEYMOUR HOLTZMAN BEFORE IT'S TOO LATE.



                                        Sincerely,



                                        James G. Groninger
                                        Chairman of the Special Committee


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                         IF YOU HAVE ANY QUESTIONS ABOUT
                        VOTING YOUR PROXY OR REQUIRE ANY
                            ASSISTANCE, PLEASE CALL:
                           INNISFREE M&A INCORPORATED
                            TOLL-FREE (888) 750-5834
                             BANKS AND BROKERS CALL
                             COLLECT: (212) 750-5833

                                                July 21, 1999

                                                Jim Laps
                                                Vice President
                                                Customer Business Development
                                                Levi Strauss & Co.
                                                1155 Battery Street
                                                San Francisco, CA  94111

Mr. Joel H. Reichman
President, CEO
Designs Inc.
66 B Street
Needham, MA  02194

Dear Joel:

It was great visiting with you and your team last week. Spending the entire day created an opportunity to become acquainted with your operation and strategic direction. I must say, I was impressed. Your outlet model would make any retail store look good. The display of our branded products was inviting, coordinated and clear. The shopping experience was as good as any specialty store I have visited. Your sales associates know the product and, just as importantly, seemed very excited to be doing their jobs. This combination is not readily evident in today's shopping environment.

When I got back to your corporate office, I found an inspired and dedicated team. Frankly, there was a "buzz" and pace that any leader would love to be a part of. When I speak to our personnel here at the Plaza, they underscore the professionalism that your Designs team demonstrate. Under the leadership of Dan Paulus you have a buying team that negotiates with force and decides with determination. Your team truly demonstrates an attitude of creating opportunity and an energy level that is contagious.

Thank you for the day we spent together. It was gratifying to see the dedicated and organized direction of your strategy and team.

Regards

Jim

cc:      John Ermaninger
         Dan Paulus

                                                                      LEVIS
                                                                      LOGO

VIA FACSIMILE and FEDERAL EXPRESS

August 27, 1999

Seymour Holtzman
Chairman and CEO
Jewelcor Management, Inc.
100 North Wilkes-Barre Blvd., 4th Floor
Wilkes-Barre, PA  18702

         Re:      The Designs, Inc./Levi Strauss & Co. License Agreement

Dear Mr. Holtzman:

         Thank you for your letter of August 16, 1999. You had told me, when you called me on July 29, 1999, that you and perhaps others from your group desired to meet with representatives of Levi Strauss & Co. We assumed you wanted to furnish us with the information we had requested last May, and also try to persuade us to waive our rights under our License Agreement with Designs. I expressed to you LS&CO.'s willingness to participate in such a meeting.

         We advise you, again, that LS&CO. believes the displacement of current Design directors by Jewelcor nominees falls within Section 19 of the License Agreement. I mention this because your revised proxy materials state then, if and after the Jewelcor nominees are elected, they will seek to have LS&CO. confirm that their election does not fall within Section 19. The nominees already have LS&CO.'s views on that subject, i.e., before the election.

         Finally, though I am reluctant to entertain this sort of diversion, let me say that I am genuinely perplexed by your letter's assertions about "ad hominem comments" and "shoddy business practices." There is nothing expressed or implied, in my letter that remotely fits that description.

                                   Very truly yours,

                                   Lauren Miller
                                   Vice President, Finance, Business Development

cc:      Joel Reichman